                                                                       EXHIBIT Y

                                CREDIT AGREEMENT
                          dated as of January 26, 2006

                                      Among

                               PICCHIO PHARMA INC.
                                  (as Borrower)

                                     - and -

                             NATIONAL BANK OF CANADA
                                   (as Agent)

                                     - and -

                             NATIONAL BANK OF CANADA
                                   (as Lender)

                                   ----------

                        CDN. $50,000,000 CREDIT FACILITY

                                   ----------

                              MCCARTHY TETRAULT LLP

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1 - INTERPRETATION.......................................................     1

   1.1    Definitions....................................................     1
   1.2    Qualifying Securities Market Value.............................     7
   1.3    Currency Conversions...........................................     8
   1.4    Accounting Terms and Calculations..............................     8
   1.5    Time...........................................................     8
   1.6    Headings and Table of Contents.................................     8
   1.7    Governing Law..................................................     8
   1.8    Previous Agreements............................................     9
   1.9    Inconsistency..................................................     9

2 - THE FACILITY.........................................................     9

   2.1    The Facility...................................................     9
   2.2    Purpose and Nature of the Facility.............................     9
   2.3    Borrowing Options..............................................     9
   2.4    Borrowing Base Limitations.....................................     9
   2.5    Borrowings Proportionate to Commitment.........................    10
   2.6    Notice of Borrowings...........................................    10
   2.7    Overdraft Utilizations.........................................    10
   2.8    Funding........................................................    11
   2.9    Lender's Failure to Fund.......................................    11
   2.10   Conversions and Renewals.......................................    11
   2.11   Extension of the Facility......................................    12

3 - ACCEPTANCES..........................................................    12

   3.1    Period and Amounts.............................................    12
   3.2    Disbursement...................................................    12
   3.3    Power of Attorney..............................................    13
   3.4    Depository Bills...............................................    13
   3.5    Availability...................................................    13

4 - LIBOR LOANS..........................................................    13

   4.1   Amounts and Periods.............................................    13
   4.2   Changed Circumstances...........................................    14
   4.3   Conversion Prior to Maturity....................................    14

5 - FEES AND INTEREST....................................................    14

   5.1    Structuring Fee................................................    14
   5.2    Agency Fee.....................................................    14
   5.3    Extension Fee..................................................    14
   5.4    Standby Fee....................................................    15

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                                      -ii-


   5.5    Acceptance Fees................................................    15
   5.6    Interest on Prime Rate Loans...................................    15
   5.7    Interest on US Base Rate Loans.................................    15
   5.8    Interest on Libor Loans........................................    15
   5.9    Calculation of Interest Rates..................................    15
   5.10   Interest on Arrears............................................    16

6 - REPAYMENT, PREPAYMENT AND REDUCTION..................................    16

   6.1    Repayment of the Facility......................................    16
   6.2    Mandatory Prepayments..........................................    16
   6.3    Optional Prepayments...........................................    16
   6.4    Exchange Rate Fluctuations.....................................    16
   6.5    Reduction of the Facility......................................    17

7 - PLACE OF PAYMENT, CURRENCY AND TAXES.................................    17

   7.1    Payment to the Agent...........................................    17
   7.2    Time of Payments...............................................    17
   7.3    Currency.......................................................    17
   7.4    Judgment Currency..............................................    17
   7.5    Payments Net of Taxes..........................................    18

8 - CONDITIONS PRECEDENT TO BORROWINGS...................................    18

   8.1    Conditions Precedent to the Initial Borrowing..................    18
   8.2    Conditions Precedent to all Borrowings.........................    19
   8.3    Waiver of Conditions Precedent.................................    19
   8.4    Early Termination of the Facility..............................    19

9 - SECURITY.............................................................    20

   9.1    Guarantees.....................................................    20
   9.2    Security over Qualifying Securities............................    20
   9.3    Downwards Fluctuations in Market Value.........................    20
   9.4    Pledges........................................................    20
   9.5    Purpose of the Security........................................    20
   9.6    Effectiveness and Contents of Security Documents...............    21
   9.7    Release of Qualifying Securities...............................    21
   9.8    Release of Power Technology Guarantee..........................    21

10 - REPRESENTATIONS AND WARRANTIES......................................    22

   10.1   Corporate Existence and Capacity...............................    22
   10.2   Authorization and Validity.....................................    22
   10.3   No Breach......................................................    23
   10.4   Approvals......................................................    23
   10.5   Compliance with Laws and Permits...............................    23
   10.6   Litigation.....................................................    23
   10.7   No Default.....................................................    23
   10.8   Taxes..........................................................    23
   10.9   Restriction on Payments........................................    24

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                                      -iii-


   10.10  Corporate Structure............................................    24
   10.11  Financial Statements and Fiscal Year...........................    24
   10.12  No Material Change.............................................    24
   10.13  True and Complete Disclosure...................................    24

11 - AFFIRMATIVE COVENANTS...............................................    25

   11.1   General Covenants..............................................    25
   11.2   Ownership of Luxco.............................................    25
   11.3   Use of Proceeds................................................    26
   11.4   Further Assurances.............................................    26
   11.5   Representations and Warranties.................................    26

12 - NEGATIVE COVENANTS..................................................    26

   12.1   Negative Pledge................................................    26
   12.2   Indebtedness...................................................    26
   12.3   Limitations on Fundamental Changes.............................    26
   12.4   Distributions..................................................    27

13 - REPORTING REQUIREMENTS..............................................    27

   13.1   Annual Reporting...............................................    27
   13.2   Quarterly Reports..............................................    28
   13.3   Borrowing Base Report..........................................    28
   13.4   Reporting from Time to Time....................................    28

14 - EVENTS OF DEFAULT AND REMEDIES......................................    28

   14.1   Events of Default..............................................    28
   14.2   Remedies.......................................................    30

15 - EQUALITY AMONG LENDERS..............................................    30

   15.1   Distribution among Lenders.....................................    30
   15.2   Other Security.................................................    30
   15.3   Direct Payment to a Lender.....................................    30
   15.4   Adjustments....................................................    30

16 - THE AGENT AND THE LENDERS...........................................    31

   16.1   Appointment of the Agent.......................................    31
   16.2   Restrictions on the Powers of the Lenders......................    31
   16.3   Security Documents.............................................    31
   16.4   Action by Agent................................................    31
   16.5   Enforcement Measures...........................................    31
   16.6   Indemnification................................................    32
   16.7   Reliance on Reports............................................    32
   16.8   Liability of the Agent.........................................    32
   16.9   Liability of Lenders...........................................    32
   16.10  Rights of the Agent as Lender..................................    32
   16.11  Sharing of Information.........................................    32
   16.12  Competition....................................................    33

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                                      -iv-


   16.13  Successor Agent................................................    33

17 - DECISIONS, WAIVERS AND AMENDMENTS...................................    33

   17.1   Amendments and Waivers by the Majority Lenders.................    33
   17.2   Amendments and Waivers by Unanimous Approval...................    33

18 - MISCELLANEOUS.......................................................    34

   18.1   Books and Accounts.............................................    34
   18.2   Determination..................................................    34
   18.3   Prohibition on Assignment by Borrower..........................    34
   18.4   Assignments and Participations.................................    34
   18.5   Notes..........................................................    35
   18.6   Costs and Expenses.............................................    35
   18.7   No Waiver......................................................    35
   18.8   Irrevocability of Notices of Borrowings........................    35
   18.9   Indemnification................................................    36
   18.10  Communications.................................................    36
   18.11  Counterparts...................................................    36

19 - NOTICES.............................................................    37

   19.1   Sending of Notices.............................................    37
   19.2   Receipt of Notices.............................................    37

SCHEDULE "A".............................................................    40

   CORPORATE STRUCTURE CHART.............................................    40

SCHEDULE "B".............................................................    41

   NOTICE OF BORROWING [CONVERSION OR RENEWAL]...........................    41

SCHEDULE "C".............................................................    42

   COMPLIANCE CERTIFICATE................................................    42

SCHEDULE "D".............................................................    43

   BORROWING BASE REPORT.................................................    43

SCHEDULE "E".............................................................    44

   form or assignment and assumption agreement...........................    44

SCHEDULE "F".............................................................    48

   ADDRESSES FOR NOTICE PURPOSES.........................................    48

CREDIT AGREEMENT entered into as of January 26, 2006, at Montreal, Quebec

BETWEEN: PICCHIO PHARMA INC., a corporation incorporated under the laws of Canada and having its registered and chief executive office at 759 Square Victoria, Suite 224, Montreal, Quebec, H2Y 2J7,

         (the "BORROWER"),

AND:     THE FINANCIAL INSTITUTION NAMED ON THE SIGNATURE PAGES HERETO,

         (as lender and, in such capacity, the "LENDER")

AND: NATIONAL BANK OF CANADA, a Canadian bank having an office at 1155 Metcalfe Street, 5th Floor, Montreal, Quebec, xH3B 4S9,

         (as agent for the Lenders and, in such capacity, the "AGENT")

                                    RECITALS

A. The Borrower has requested the Lenders to make available to the Borrower a 364-day revolving facility in a principal amount of Cdn.$50,000,000 or the equivalent amount thereof in US Dollars for general corporate and investment purposes.

B. The Lenders are willing to make the Facility available to the Borrower and the Agent has agreed to act in such capacity on the terms and subject to the conditions set out in this Agreement.

     THEREFORE, the parties agree as follows:

                               1 - INTERPRETATION

1.1  DEFINITIONS

     In this Agreement, unless the context otherwise requires, the following terms have the respective meanings set out below (and all such terms that are defined in the singular have the corresponding meaning in the plural and vice versa).

     "ACCEPTANCE" means:

     (a) in respect of a Lender who is a bank that customarily accepts bankers' acceptances, at such Lender's discretion, either a depository bill subject to the

          Depository Bills and Notes Act (Canada) or a bill of exchange subject to the Bills of Exchange Act (Canada), in each case, drawn by the Borrower on and accepted by such Lender; and

     (b) in respect of any other Lender, a promissory note bearing no interest, made by the Borrower to the order of such Lender;

     "AFFILIATE" means, with respect to a Person, any other Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, that Person;

     "AGENT" means National Bank of Canada or any successor agent appointed pursuant to Section 16.13;

     "AGENT'S OFFICE" means the administrative office of the Agent designated by the Agent from time to time as its administrative office for the purposes hereof, after notice to the Lenders;

     "BORROWING BASE" means, at any time, the sum of:

     (a) 25% of the Market Value at such time of Qualifying Securities consisting of Neurochem Shares that are subject to the Security;

     (b) 25% of the Market Value at such time of Qualifying Securities (other than Neurochem Shares) issued by entities Controlled by the Borrower and that are subject to the Security;

     (c) 50% of the Market Value at such time of Qualifying Securities (other than Neurochem Shares) issued by entities not Controlled by the Borrower and that are subject to the Security;

     (d) the principal amount (i.e. $10,000,000) of the Guarantee given by Power Technology in favour of the Agent and the Lenders provided that such Guarantee is still in effect at such time; and

     (e) the principal amount (i.e. $10,000,000) of the Guarantee given by Mr. Francesco Bellini in favour of the Agent and the Lenders provided that such Guarantee is still in effect at such time provided that the sum of items (a), (b) and (c) must at all times represent at least 60% of the outstanding Borrowings (expressed in Dollars);

     "BORROWINGS" means the Prime Rate Loans, the US Base Rate Loans, the Acceptances and the Libor Loans;

     "BRANCH OF ACCOUNT" means the branch of the Agent located in the City of Montreal where the Agent has established an account for the Facility as may be designated by the Agent from time to time as its branch of account, after consultation with and notice to the Borrower;

     "BUSINESS DAY" means a day on which banks are open for business in Montreal and in Toronto, excluding Saturday and Sunday; where such term is used in the context of a US Base Rate Loan, such day must also be a day on which banks are open for business in New York City and where such term is used in the context of a Libor Loan, such day must also be a day on which banks are open for business in London, England;

     "CANADIAN QUALIFIED PERSON" means a Person who is a regulated financial institution and who (i) is not a "non-resident" within the meaning of the Income Tax Act (Canada), or (ii) is an "authorized foreign bank" within the meaning of the Bank Act (Canada) which is deemed, pursuant to the Income Tax Act (Canada), to be resident in Canada for the purposes of Part XIII of the Income Tax Act (Canada), in respect of amounts paid or credited hereunder in respect of its "Canadian banking business" within the meaning of the Income Tax Act (Canada);

     "CDOR RATE" means, for any day, the arithmetic average of the bankers' acceptances discount rates of Schedule I banks for the applicable period which appear on the Reuter's Screen CDOR Page at 10:00 a.m., or if such day is not a Business Day, then on the immediately preceding Business Day; provided however, that if such rates are not available, then the CDOR Rate for any day will be the bankers' acceptances discount rate of the Agent for the applicable period as of 10:00 a.m. on such day, or if said day is not a Business Day, then on the immediately preceding Business Day;

     "COMMITMENT" means, with respect to each Lender, its proportion (expressed as a percentage or as an amount, as the case may be) of the Facility, as specified opposite its name on the signature pages of this Agreement, subject however to any readjustment resulting from a reduction in the amount of the Facility or from an assignment of Commitment made pursuant to this Agreement;

     "CONTROL" (including any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or trust interests, by contract or otherwise); without limiting the generality of the foregoing (i) a Person is deemed to Control a corporation if such Person (or such Person and its Affiliates) holds outstanding shares of the corporation carrying votes in sufficient number to elect a majority of the board of directors of the corporation, (ii) a Person is deemed to Control a partnership if such Person (or such Person and its Affiliates) holds more than 50% in value of the equity of the partnership, (iii) a Person is deemed to Control a trust if such Person (or such Person and its Affiliates) holds more than 50% in value of the beneficial interests in the trust, and (iv) a Person that controls another Person is deemed to Control any Person controlled by that other Person;

     "CREDIT DOCUMENTS" means this Agreement, the Security Documents, any note issued pursuant to Section 18.5 and any other present and future document relating to any of the foregoing, in each case, as amended, supplemented or restated;

     "DEFAULT" means any event or circumstance which constitutes an Event of Default or which, with the passage of time, the giving of a notice or both, would constitute an Event of Default;

     "DISCOUNT RATE" means,

     (a)  in respect of any Acceptance accepted by a Lender that is a Canadian
          Schedule I bank, the discount rate of the accepting Lender for bankers' acceptances for the applicable period; and

     (b) in respect of any Acceptance to which clause (a) does not apply, the lesser of (i) the discount rate of the accepting Lender in effect at or about 10:00 a.m. on the relevant date for bankers' acceptances (or equivalent instruments, if such Lender does not customarily accept bankers' acceptances) of such Lender for a period comparable to the period of such Acceptance and (ii) the CDOR Rate plus 0.10%;

     "DISCOUNTED PROCEEDS" means, with respect to any issue of Acceptances, an amount (rounded to the nearest whole cent and with one-half of one cent being rounded up) calculated by multiplying:

     (a)  the aggregate face amount of such Acceptances; by

     (b) the price, where the price is determined by dividing one by the sum of one plus the product of:

          (i) the Discount Rate applicable to such Acceptances (expressed as a decimal); and

          (ii) a fraction, the numerator of which is the number of days in the period of such Acceptances and the denominator of which is 365;

with the price as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up;

     "DISTRIBUTION" means any payment in cash or in kind that provides an income (including interest or dividend) or a return on, or constitutes a distribution or redemption of, the equity or capital of a Person (other than by way of the issuance of new equity interests);

     "DOLLAR" and the symbol $ mean lawful money of Canada;

     "EVENT OF DEFAULT" means any event of default specified in Section 14.1;

     "FACILITY" means the revolving facility made available to the Borrower pursuant to Section 2.1 of this Agreement;

     "FACILITY MATURITY DATE" means the Business Day immediately preceding the first anniversary date of this Agreement or such other subsequent date as may be agreed between the Lenders and the Borrower further to an extension request made in accordance with Section 2.11 provided that if any such other date is not a Business Day then the applicable Facility Maturity Date will fall on the immediately preceding Business Day;

     "FUNDED DEBT" means, with respect to a Person, and without duplication, all obligations that under GAAP should be classified on such Person's balance sheet as liabilities or to which reference should be made by footnotes thereto, (i) including, whether or not so classified, Guarantees and Liens granted in respect of Funded Debt of another Person, but (ii)excluding deferred taxes, trade accounts payable, obligations under operating leases and other accrued obligations incurred in the ordinary course of business, and (iii) being understood that bankers' acceptances are included in Funded Debt for their face amount;

     "GAAP" means generally accepted accounting principles in Canada or where reference must be made to GAAP in relation to Luxco, in Luxembourg, in each case which are in effect from time to time;

     "GUARANTEE" means any obligation, contingent or not, directly or indirectly guaranteeing any liability or indebtedness of any Person or protecting a creditor of such Person from a loss in respect of any such liability or indebtedness or having the same economic effect;

     "GUARANTOR" means each of Mr. Francesco Bellini, Luxco and Power
Technology;

     "LENDER" means each of the Persons having executed this Agreement as Lender and any other Person that becomes a Lender pursuant to an assignment made in accordance with Section 18.4;

     "LIBOR" means, with respect to any Libor Loan, the annual rate of interest determined by the Agent as being the rate (rounded upwards to the nearest multiple of 1/16%) for deposits in US Dollars in the London interbank market which is shown on the applicable page of the Telerate Service (or such other similar reputable service as may be used by the Agent) as of 11:00 a.m. (London, England time) on the second Business Day prior to the commencement of the applicable Libor Loan and for a comparable period, or if such rate is not available, the average (determined by the Agent in accordance with its normal practices and rounded up to the nearest 1/16%) of the rates per annum which leading banks in the London interbank market offer to the Agent for placing deposits in U.S. Dollars at approximately 11:00 a.m. (London time) on the second Business Day prior to the commencement of the applicable Libor Loan and for a comparable period;

     "LIBOR LOAN" means a loan denominated in US Dollars bearing interest at Libor, increased by the margin provided in this Agreement;

     "LIEN" means any hypothec, security interest, mortgage, lien, right of preference, pledge, assignment by way of security or any other agreement or encumbrance of any nature that secures the performance of an obligation, and a Person is deemed to own subject to a Lien any property or assets that it has acquired or holds subject to the right of a vendor or lessor under any conditional sale agreement, capital or synthetic lease or similar agreement (other than an operating lease) relating to such property or assets;

     "LUXCO" means P.P. Luxco Holdings II S.A.R.L., a corporation incorporated under the laws of Luxembourg and having its registered office at 20 avenue Monterey, B.P. 603/L - 2016 Luxembourg;

     "MAJORITY LENDERS" means any group of Lenders whose Commitments amount in the aggregate to at least 66 2/3% of the amount of the Facility, provided that if there are no more than two Lenders then the Majority Lenders will consist of these two Lenders;

     "MARKET VALUE" means, in relation to Qualifying Securities, the market value of such Qualifying Securities, as determined in accordance with Section 1.2;

     "MATERIAL ADVERSE CHANGE" means any change, condition, event or occurrence which, when considered individually or together with other changes, conditions, events or occurrences, could reasonably be expected to have a Material Adverse Effect;

     "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect on the condition (financial or otherwise), business, operations, assets, liabilities (absolute or contingent) or prospects of the Borrower taken as a whole, (ii) a material adverse effect on the ability of the Borrower to perform its obligations under any Credit Document, or, (iii) a material impairment of the rights or remedies of the Lenders under any Credit Document;

     "NEUROCHEM" means Neurochem Inc., a corporation incorporated under the laws of Canada and having its registered office at 275 Armand-Frappier Blvd., Laval (Quebec) H7V 4A7;

     "NEUROCHEM SHARES" means common shares of the capital stock of Neurochem;

     "PERMITTED LIENS" means Liens imposed or arising by operation of law, in respect of obligations not yet due or which have been postponed or are being contested in good faith and by appropriate proceedings to the extent that adequate reserves are maintained;

     "PERSON" means any natural person, legal person, corporation, company, partnership, joint venture, unincorporated organization, business trust or any other entity;

     "POWER TECHNOLOGY" means Power Technology Investment Corporation;

     "PRIME RATE" means, for any day, the greater of:

     (a) the annual rate of interest established by the Agent as being its reference rate then in effect for determining interest rates for commercial loans denominated in Dollars made in Canada; and

     (b) the CDOR Rate for bankers' acceptances with a period of one month, plus 1.75%;

     "PRIME RATE LOAN" means a loan denominated in Dollars bearing interest at the Prime Rate;

     "QUALIFYING SECURITIES" means:

     (a) freely negotiable shares, partnership units and trust units listed and traded on any recognized stock exchange of Canada or the United States and in respect of which quotations are published for every business day; and

     (b)  freely negotiable bonds and other debt securities

          (i) which have received a credit rating equal to or better than "A" from Dominion Bond Rating Service or any equivalent credit rating from another reputable credit rating agency of Canada or the United States, and

          (ii) which are actively traded on an organized market in Canada or the United States and in respect of which quotations are published at least on a weekly basis;

     "SECURITY" means the security and Guarantees provided to or for the benefit of the Lenders and the Agent pursuant to Article 9;

     "SECURITY DOCUMENTS" means any document or agreement evidencing or relating to the Security;

     "SUBSIDIARY" means a Person that is under the Control of another Person;

     "US BASE RATE" means, for any day, the greater of:

     (a) the annual rate of interest established by the Agent as being its reference rate then in effect for determining interest rates for commercial loans denominated in US Dollars made in Canada; and

     (b) the federal funds effective rate in effect on such day (or if such day is not a Business Day, then on the preceding Business Day), plus 1.75%; the term "federal funds effective rate" means the rate usually designated as such and as published by the Federal Reserve Bank of New York for the relevant Business Day, or if such rate is not available on any Business Day, the rate that the Agent is prepared to offer, at approximately 9:00 a.m. on such day, for overnight deposits in US Dollars in New York;

     "US BASE RATE LOAN" means a loan denominated in US Dollars and bearing interest at the US Base Rate;

1.2  QUALIFYING SECURITIES MARKET VALUE

     (a) At any time, the Market Value of Qualifying Securities will be calculated using only the market value of Qualifying Securities which have been the subject of at least one trade on a recognized stock exchange or organized market in the last seven business days preceding such time. Qualifying Securities which have not been traded at least once during such seven-day period will not be taken into account for the purposes of calculating the Market Value of the Qualifying Securities included in the Borrowing Base;

     (b) On any date, the Market Value of any Qualifying Security will be the close market price published in respect of such security for the most recent business day during which said security has been the subject of at least one trade. If quotations for such business day have been published for more than one stock exchange or market, such Market Value will be calculated using the close market price published for the stock exchange or market on which such security has been the most actively traded;

     (c) For the purposes of Sections 1.2(a) and 1.2(b), a business day is a day where trades can be made through the relevant stock exchange or market;

     (d) If, on any date, the Market Value of Qualifying Securities of any class (calculated as provided in Section 1.2(b) is less than $5 per share or other security, then no Qualifying Securities of such class will be included in the Borrowing Base for such date.

1.3  CURRENCY CONVERSIONS

     Where any amount expressed in any currency has to be converted or expressed in another currency, or where its equivalent in another currency has to be determined (or vice versa), the calculation is made at the exchange rate announced or quoted by the Agent in accordance with its normal practices at or around noon on the preceding Business Day for the relevant currency against the other currency (or vice versa).

1.4  ACCOUNTING TERMS AND CALCULATIONS

     Unless otherwise provided, (i) terms and expressions of an accounting or financial nature have the respective meanings given to such terms and expressions under GAAP; (ii) calculations must be made in accordance with GAAP insofar as applicable, and (iii) financial statements must be prepared on a consolidated basis.

1.5  TIME

     Except where otherwise indicated in this Agreement, any reference to time means local time in Montreal.

1.6  HEADINGS AND TABLE OF CONTENTS

     The headings and the Table of Contents are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.7  GOVERNING LAW

     This Agreement is governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

1.8  PREVIOUS AGREEMENTS

     This Agreement supersedes any previous agreement in connection with the Facility.

1.9  INCONSISTENCY

     In the event of inconsistency between this Agreement and any other Credit Document, the provisions of this Agreement must be accorded precedence.

                                2 - THE FACILITY

2.1  THE FACILITY

     Each Lender individually agrees to make available to the Borrower a revolving facility (the "FACILITY") in a principal amount not to exceed its Commitment set out opposite its name on the signature pages of this Agreement. The collective Commitments of the Lenders to make the Facility available to the Borrower will not exceed in the aggregate a maximum principal amount of $50,000,000 or the equivalent amount thereof in US Dollars.

2.2  PURPOSE AND NATURE OF THE FACILITY

     (a) The Borrower will use the Facility for general corporate, working capital and investment purposes;

     (b) The Facility will revolve and, accordingly, Borrowings may be obtained, repaid and re-borrowed by the Borrower until the Facility Maturity Date.

2.3  BORROWING OPTIONS

     Borrowings may be obtained in the form of:

     (a)  Prime Rate Loans;

     (b)  Acceptances;

     (c)  US Base Rate Loans; and

     (d)  Libor Loans.

2.4  BORROWING BASE LIMITATIONS

     (a) The Borrower must ensure that the aggregate amount of all outstanding Borrowings (expressed in Dollars) will not at any time exceed the lesser of (i) the amount of the Facility, and (ii) the Borrowing Base. Accordingly, the Borrower may not request a Borrowing if the making of such Borrowing would result in such limit being exceeded;

     (b) The Borrower must also ensure that the portion of the Borrowing Base consisting of Qualifying Securities will at all times represent at least 60% of the outstanding Borrowings (expressed in Dollars). Accordingly, the Borrower may not request a Borrowing if the making of such Borrowing would result in such requirement not being met.

2.5  BORROWINGS PROPORTIONATE TO COMMITMENT

     Except as otherwise provided in this Agreement, each Borrowing will be made through the Agent at the Branch of Account and will be allocated by the Agent among the Lenders approximately in the proportion of their respective Commitments;

2.6  NOTICE OF BORROWINGS

     To obtain a Borrowing, the Borrower must give a notice to the Agent specifying:

     (a)  the selected form of Borrowing;

     (b) the amount of the Borrowing, with a minimum of $500,000 (or US $500,000 as the case may be) per Borrowing;

     (c)  the date of the Borrowing, which must be a Business Day; and

     (d)  to the extent applicable, the period of the Borrowing.

The notice must be given by telephone not later than 11:00 a.m. one Business Day prior to the Borrowing, except in the case of a Libor Loan where the notice must be given not later than 10:00 a.m. three Business Days prior to the date of such Libor Loan. Each telephone notice must be followed by a written confirmation on the same date, in the form of Schedule "B" or in any other manner as may be agreed between the Agent and the Borrower.

2.7  OVERDRAFT UTILIZATIONS

     (a) The notice and minimum amount requirements otherwise applicable to Borrowings under the Facility do not apply to Borrowings in the form of Prime Rate Loans or US Base Rate Loans obtained by way of an overdraft in accounts opened for such purpose with the Lender who is the Agent. Any cheque or payment instruction or debit authorization from the Borrower and resulting in an overdraft in any such account will be deemed to be a request for such a Borrowing, in a multiple of $50,000 or US $50,000 (as applicable) that is sufficient to cover the overdraft. If, at the end of any Business Day, there is a credit balance in excess of a multiple of $50,000 (or US $50,000) in any such account, the Agent may apply such credit balance, up to such a multiple, to Prime Rate Loans or US Base Rate Loans (as applicable) outstanding under the Facility.

     (b) The Agent may also permit that Prime Rate Loans and US Base Rate Loans be owing to the Lenders in proportions other than those of their respective Commitments under the Facility, but the Agent may at any time, and will at least on a weekly basis, make adjustments among the Lenders so that all such Borrowings be approximately in the proportion of the respective Commitments of the Lenders (including the Lender who is the Agent) under the Facility.

     (c) Section 2.7(b) must not be construed as allowing the Agent to permit that the aggregate amount of the Borrowings owing to any Lender (other than the Lender who is the Agent) exceed the Commitment of such Lender.

2.8  FUNDING

     (a) At the request of the Agent, each Lender will promptly pay to the Agent such Lender's share of any Borrowing made or to be made by the Agent on behalf of the Lenders and of any adjustment payable pursuant to Section 2.7(b) The Agent will provide the Lenders with such information as may be necessary in order for the Lenders to make payments to the Agent and fund their respective shares of each Borrowing.

     (b) Any amount to be paid by a Lender to the Agent must be available to the Agent at the Agent's Office by 1:00 p.m. on the applicable day. Any amount to be disbursed by the Agent to the Borrower will be made available to the Borrower at the Branch of Account or at any other place to be agreed upon from time to time between the Borrower and the Agent.

2.9  LENDER'S FAILURE TO FUND

     If a Lender fails to advance its share of any Borrowing and if, despite such failure, the Agent advances such amount to the Borrower, the Agent may recover such amount from such Lender or, if it is unable to do so, from the Borrower, with interest from the date of disbursement at the rate applicable to Borrowings in the same form. Nothing in this Section 2.9 obliges the Agent to fund any Borrowing or advance any sums on behalf of a Lender who has failed to comply with its obligations.

2.10 CONVERSIONS AND RENEWALS

     (a) The Borrower may convert from one form of permitted Borrowings to another form of permitted Borrowings the whole or any part of the outstanding Borrowings and renew Acceptances and Libor Loans, provided that Acceptances and Libor Loans may not be converted prior to the maturity of their respective periods.

     (b) Sections 2.5 to 2.9 apply to a conversion or a renewal with such modifications as may be required.

     (c) Unless they are repaid, converted or renewed upon the maturity date of their respective periods, (i) Acceptances will then become Prime Rate Loans for the face amount of such Acceptances, and (ii) Libor Loans will then become US Base Rate Loans.

     (d) Any conversion to Borrowings in another currency is effected by the repayment of the Borrowings to be so converted and by the re-borrowing of an equivalent amount in the other currency.

2.11 EXTENSION OF THE FACILITY

     The Borrower may request an extension of the Facility Maturity Date for a 364-day period by delivering a written request for such an extension to the Agent between the 90th day and the 60th day prior to the then current expiry date of the Facility. If all Lenders agree to the extension request on or before the 30th day prior to the then current expiry date of the Facility, the Agent will so notify the Borrower and the Facility Maturity Date will be extended for a 364-day period beginning at the then current expiry date of the Facility. Otherwise, the Facility Maturity Date will not be extended and the Agent will so notify the Borrower.

                                3 - ACCEPTANCES

3.1  PERIOD AND AMOUNTS

     Acceptances

     (a) are for periods of one, two, three or six months, but must mature on a date which is a Business Day and which is no later than the Facility Maturity Date;

     (b) are denominated in Dollars, with a minimum of $500,000 per issue, provided that the Agent may round each Lender's allocation of such issue to the nearest $100,000 increment;

     (c)  constitute outstanding Borrowings for their face amount;

     (d)  do not bear interest nor carry any days of grace; and

     (e) may be discounted by the Lenders for their own account or may be sold to third parties.

3.2  DISBURSEMENT

     (a) The amount to be disbursed to the Borrower with respect to Acceptances discounted by the Lenders is the Discounted Proceeds of such Acceptances, less the applicable acceptance fee.

     (b) In the case of an issue of Acceptances for the purposes of replacing existing Borrowings, the Borrower must, concurrently with such issue, pay to the Agent an amount equal to the aggregate amount of the Borrowings so replaced. The amount so paid to the Agent will be applied to the portion of the Borrowings which have been replaced by such Acceptances.

3.3  POWER OF ATTORNEY

     (a) Upon any issue of Acceptances, each Lender is authorized to sign, complete, endorse and deliver on behalf of the Borrower the Acceptances to be so issued and to do all things necessary or useful in order to facilitate such issuance. The Agent is also authorized to make the necessary arrangements for the negotiation and delivery of Acceptances intended to be sold on the money market.

     (b) In the case of an issue of Acceptances by way of promissory notes to the order of Lenders who do not customarily accept banker's acceptances (as provided in paragraph (b) of the definition of Acceptances), the Borrower will be deemed to have issued the corresponding notes to such Lenders, without the necessity of physical execution and delivery of any note.

3.4  DEPOSITORY BILLS

     A Lender who accepts Acceptances that are "depository bills" within the meaning of the Depository Bills and Notes Act (Canada) may deposit same with the Canadian Depository for Securities Limited ("CDS") and such Acceptances may be dealt with by such Lender with in accordance with the rules and procedures of CDS.

3.5  AVAILABILITY

     The availability of Acceptances is subject to funds being available for such purpose in the Canadian money market; the Agent will notify the Borrower if Acceptances cease to be so available as well as when availability resumes. The Borrower must ensure that no more than seven different issues of Acceptances are outstanding at any time.

                                4 - LIBOR LOANS

4.1  AMOUNTS AND PERIODS

     (a) Libor Loans may be obtained for periods of one, two, three or six months, but must mature on a Business Day which is not later than the Facility Maturity Date;

     (b)  Libor Loans must be in a minimum of US $500,000 per Borrowing; and

     (c) The Borrower must ensure that no more than seven different Borrowings by way of Libor Loans are outstanding at any time under the Facility.

4.2  CHANGED CIRCUMSTANCES

     If a Lender determines that:

     (a)  it is unable to obtain US Dollars in the London inter-bank market,

     (b) a law, regulation, administrative decision or guideline, or a Court decision has made it unlawful or prohibits such Lender from making or maintaining Libor Loans, or has imposed costs or constraints on such Lender that do not exist on the date hereof in respect of Libor Loans, or

     (c) Libor is less than its effective funding cost for making or maintaining Libor Loans,

the Lender may so notify the Agent and the Borrower and no new Borrowing by way of Libor Loans, no conversion into Libor Loans and no renewal of Libor Loans may be made with such Lender from the date of the notice until the cause of such determination has ceased to exist. In any such case, Borrowings with such Lender that otherwise would have been made by way of Libor Loans will be made by way of US Base Rate Loans.

4.3  CONVERSION PRIOR TO MATURITY

     If it becomes unlawful or prohibited for a Lender to maintain Libor Loans, all Libor Loans owing to such Lender will become US Base Rate Loans on the date of the notice given pursuant to Section 4.2.

                             5 - FEES AND INTEREST

5.1  STRUCTURING FEE

     The Borrower must pay to the Lender who is the Agent, for its own account, concurrently with the execution of this Agreement, a structuring fee in the amount agreed to between the Borrower and such Lender in a separate agreement dated November 11, 2005.

5.2  AGENCY FEE

     The Borrower must pay to the Agent, for its own account, an annual agency fee in an amount agreed to between the Borrower and the Agent in a separate agreement dated November 11, 2005.

5.3  EXTENSION FEE

     Upon any extension of the Facility (as provided in Section 2.11), the Borrower must pay to the Agent, for distribution to the Lenders pro rata to their Commitment, an extension fee of 0.10% of the then amount of the Facility.

5.4  STANDBY FEE

     The Borrower must pay to the Agent, for distribution to the Lenders pro rata to their Commitment, a standby fee on the unused portion of the Facility. The standby fee will be calculated daily from the date of this Agreement at an annual rate of 0.50% and will be payable quarterly in arrears on the first Business Day of the following quarter.

5.5  ACCEPTANCE FEES

     Upon the issue of any Acceptance, the Borrower must pay to the Agent for the account of the applicable Lender an acceptance fee at an annual rate of 1.75%. The acceptance fee will be calculated on the face amount of the applicable Acceptance and for the number of days included in the period of same.

5.6  INTEREST ON PRIME RATE LOANS

     Prime Rate Loans bear interest at the Prime Rate in effect from time to time, plus 0.25%. The interest is payable monthly in arrears on the 26th day of each month.

5.7  INTEREST ON US BASE RATE LOANS

     US Base Rate Loans bear interest at the US Base Rate in effect from time to time, plus 0.25%. The interest is payable monthly on the 26th day of each month.

5.8  INTEREST ON LIBOR LOANS

     Each Libor Loan bears interest at the Libor applicable to each such loan, plus 1.75%. The interest is payable at the maturity of the period of the loan or, if the period of such loan is more than three months, at 3-month intervals during the period of the loan.

5.9  CALCULATION OF INTEREST RATES

     (a) Interest rates and standby and acceptance fees are annual rates and are calculated daily on the basis of a 365-day year, except for Libor Loans, where rates are calculated on the basis of a 360-day year.

     (b) For the purposes of the Interest Act (Canada) only, the annual rate of interest equivalent to a rate calculated on the basis of a 365-day or 360-day year is equal to the rate so calculated multiplied by the actual number of days included in a given year and divided by 365 days (or by 360 days, in the case of a rate calculated on the basis of a 360-day year).

5.10 INTEREST ON ARREARS

     (a) Any amount which is not paid when due (in principal, interest or otherwise) will bear interest at the Prime Rate in effect from time to time, increased by 2.25%, in the case of an amount to be paid in Dollars, and at the US Base Rate in effect from time to time, increased by 2.25%, in the case of an amount to be paid in US Dollars.

     (b) Interest on arrears of interest is compounded monthly and is payable on demand.

                    6 - REPAYMENT, PREPAYMENT AND REDUCTION

6.1  REPAYMENT OF THE FACILITY

     The Borrower must repay in full the outstanding Borrowings and pay all other amounts owing hereunder on the Facility Maturity Date.

6.2  MANDATORY PREPAYMENTS

     The  Borrower must make such prepayments as may be necessary to ensure that

     (a) the aggregate amount of the outstanding Borrowings (expressed in Dollars) under the Facility will not at any time exceed the lesser of
          (i) the amount of the Facility, and (ii) the Borrowing Base; and

     (b) the portion of the Borrowing Base consisting of Qualifying Securities will at all times represent at least 60% or more of the outstanding Borrowings (expressed in Dollars).

6.3  OPTIONAL PREPAYMENTS

     (a) The Borrower may at any time make prepayments on Borrowings outstanding under the Facility without affecting its right to re-borrow under the Facility up to its maximum available amount. The notice requirements of Section 2.6 (adapted accordingly) apply to any such prepayment if the amount of same is $500,000 (or US $500,000) or more.

     (b) No prepayment may be made in respect of Acceptances or Libor Loans before the maturity date of their respective periods.

6.4  EXCHANGE RATE FLUCTUATIONS

     If, at any time, due to fluctuations in the rate of exchange of a currency against another currency, the outstanding amount of the Borrowings, expressed in Dollars, exceeds the then maximum amount of the Facility, expressed in Dollars, the Borrower must pay to the Agent, three Business Days following a demand to that effect, the amount of such excess.

6.5  REDUCTION OF THE FACILITY

     The Borrower may, on giving not less than ten Business Days prior notice to the Agent, permanently reduce the amount of the Facility by amounts of not less than $1,000,000 and which are multiples of $100,000. The notice of reduction must specify the amount of the reduction, and the Business Day when the reduction will be become effective.

                    7 - PLACE OF PAYMENT, CURRENCY AND TAXES

7.1  PAYMENT TO THE AGENT

     Unless otherwise specified in this Agreement, (i) all payments to be made by the Borrower must be made to the Agent at the Branch of Account, and (ii) all payments made to the Agent will be deemed to have been made to the Agent for the ratable benefit of the Lenders. Any payment due by the Borrower may be charged to an account maintained by the Borrower with the Agent.

7.2  TIME OF PAYMENTS

     Any payment that is due on a day that is not a Business Day may be made on the next Business Day but will bear interest until received in full. All payments must be made in funds which are immediately available on the date on which payment is due.

7.3  CURRENCY

     Unless otherwise provided, all amounts owing under any Borrowing are payable in the currency of such Borrowing and all other amounts are payable in Dollars.

7.4  JUDGMENT CURRENCY

     If a judgment is rendered against the Borrower for an amount owed hereunder and if the judgment is rendered in a currency ("other currency") other than that in which such amount is owed under this Agreement ("currency of the Agreement"), the Borrower will pay, if applicable, at the date of payment of the judgment, an additional amount equal to the excess (i) of the said amount owed under this Agreement, expressed into the other currency as at the date of payment of the judgment, over (ii) the amount of the judgment. For the purposes of obtaining the judgment and making the calculation referred to in (i), the exchange rate will be the spot rate at which the Agent, on the relevant date, may in Montreal, sell the currency of the Agreement to obtain the other currency. Any additional amount owed under this Section will constitute a cause of action distinct from the cause of action which gave rise to the judgment, and said judgment shall not constitute res judicata in that respect.

7.5  PAYMENTS NET OF TAXES

     If the Borrower, a Guarantor, the Agent or any Lender is compelled by law to make any withholding or deduction due to any tax or if a Lender is liable to pay tax in respect of any payment due or made by the Borrower or a Guarantor, the Borrower must pay to the Agent or such Lender such additional amount as may be necessary in order that the payment actually received be equal to the payment which otherwise would have been received in the absence of such withholding or deduction or tax (including in the absence of any additional withholding or deduction or tax in respect of any additional amount payable pursuant to this
Section 7.5). However, this Section 7.5 will not apply in respect of a tax on the overall net income or the capital of a Lender and will not apply to any withholding, deduction, tax or levy arising by reason of any Lender ceasing to be a Canadian Qualified Person or assigning its rights to a Person who is not a Canadian Qualified Person.

                     8 - CONDITIONS PRECEDENT TO BORROWINGS

8.1  CONDITIONS PRECEDENT TO THE INITIAL BORROWING

     The Borrower may not obtain any Borrowing under the Facility until the following conditions precedent have been fulfilled to the satisfaction of the Agent and the Lenders:

     (a)  no Material Adverse Change has occurred since December 31, 2004;

     (b) Qualifying Securities consisting of 9,868,368 Neurochem Shares must have been made subject to the Security pursuant to Article 9;

     (c) all fees and expenses owing by the Borrower to the Agent and the Lenders at the time of execution of this Agreement must have been paid in full;

     (d) the Agent and the Lenders must have received, in form and substance satisfactory to them, each of the following documents:

          (i) a copy of the constitutive documents of each of the Borrower and the corporate Guarantors;

          (ii) a certificate of good standing in respect of the Borrower and the corporate Guarantors;

          (iii) a copy of the documents evidencing the authority and attesting to the authenticity of the signatures of the Persons acting on behalf of each of the Borrower and the Guarantors;

          (iv) the Security Documents required to be delivered pursuant to
               Article 9;

          (v) the audited consolidated financial statements of the Borrower and Power Technology and the unaudited financial statements of Luxco for the fiscal year ended December 31, 2004 (as approved in writing by at least one director of Luxco), the unaudited consolidated financial statements of the Borrower for period from January 1, 2005 to September 30, 2005 and the balance sheet of Mr. Francesco Bellini as at December 31, 2004;

          (vi) a Borrowing Base report in the form of Schedule "D", as of the second Business Day prior to the initial Borrowing;

          (vii) a direction of payment for the repayment and cancellation of the credit facility previously made available to the Borrower by National Bank of Canada pursuant to a credit agreement dated
               July 30, 2004;

          (viii) a detailed list of the assets of Power Technology referred to in Sections 6(a) and 6(b) of the notes to its December 31, 2004 audited consolidated financial statements together with a certificate from an officer of Power Technology indicating separately those of such assets which are free from any Lien and those which are subject to Liens; and

          (ix) legal opinions addressed to the Agent and the Lenders from counsel to the Borrower and the Guarantors and counsel to the Agent, relating to such matters as the Agent and the Lenders may reasonably require.

8.2  CONDITIONS PRECEDENT TO ALL BORROWINGS

     The Borrower may not obtain any Borrowing or convert or renew any
Borrowing:

     (a) if the Agent has not received timely notice of such Borrowing, conversion or renewal; or

     (b)  if a Default has occurred and is continuing.

Each notice of Borrowing or of the renewal or conversion of a Borrowing constitutes a certification by the Borrower that no Default has occurred and is continuing.

8.3  WAIVER OF CONDITIONS PRECEDENT

     The conditions precedent provided for in this Article 8 are for the sole benefit of the Agent and the Lenders. The Agent and the Lenders may waive such conditions precedent, in whole or in part, with or without conditions, without prejudice to any other or future rights that they might have against the Borrower and any other Person.

8.4  EARLY TERMINATION OF THE FACILITY

     If all of the conditions precedent provided for in Section 8.1 have not been previously fulfilled or waived, the Facility will terminate on January 31, 2006.

                                  9 - SECURITY

9.1  GUARANTEES

     (a) The Guarantors must guarantee in favour of the Agent and the Lenders the performance of all obligations of the Borrower under the Facility, up to a principal amount of $10,000,000 in the case of each of Power Technology and Mr. Francesco Bellini and of $50,000,000 in the case of Luxco. For greater certainty, the liability of each Guarantor under its Guarantee is in addition to the liability of any other Guarantor under such other Guarantor's Guarantee.

     (b) Each such Guarantee must also include a representation that the Guarantor concerned has the financial ability to meet his or its obligations under his or its Guarantee.

9.2  SECURITY OVER QUALIFYING SECURITIES

     The Borrower will provide or cause Luxco to provide security (by way of pledge) to the Agent and the Lenders over Qualifying Securities with an aggregate Market Value that is sufficient for the Market Value of all Qualifying Securities subject to the Security to represent at all times at least 60% of all outstanding Borrowings (expressed in Dollars).

9.3  Downwards Fluctuations in Market Value

     If the Market Value of Qualifying Securities becomes less than 60% of all outstanding Borrowings (expressed in Dollars) only as a result of downwards fluctuations in such Market Value, then (notwithstanding any other provision of this Agreement) the Borrower will have three Business Days after written notice from the Agent to eliminate the shortfall (including any additional shortfall occurred during such 3-business day period) either by making a prepayment on outstanding Borrowings or by providing or causing Luxco to provide security over additional Qualifying Securities.

9.4  PLEDGES

     Qualifying Securities subject to the Security must be evidenced by freely negotiable certificates and such certificates must be delivered to the Agent, for the benefit of itself and of the Lenders, by way of pledge.

9.5  PURPOSE OF THE SECURITY

     The Security over Qualifying Securities will secure the obligations of the Borrower under the Facility.

9.6  EFFECTIVENESS AND CONTENTS OF SECURITY DOCUMENTS

     The Security must be at all times effective against third parties and first-ranking with respect to all property intended to be covered thereby. Each Security Document must be in form and substance satisfactory to the Agent and remain valid and in force at all times. The Security Documents will include such legal opinions, Lien searches and certificates as the Agent may reasonably require.

9.7  RELEASE OF QUALIFYING SECURITIES

     In the event that the portion of the Borrowing Base consisting of Qualifying Securities increases beyond 75% of the amount of the Facility, then the Agent, upon request from the Borrower and provided that no Default has occurred and is continuing, will release from the Security within three Business Days from such request a sufficient number of Qualifying Securities for the portion of the Borrowing Base consisting of Qualifying Securities to represent not more than 75% of the amount of the Facility.

9.8  RELEASE OF POWER TECHNOLOGY GUARANTEE

     (a) Power Technology will be entitled to obtain a release from its Guarantee, and also the release mentioned in Section 9.8(b) with respect to the Security, if the following conditions are fulfilled:

          (i) the public announcement (whether or not required under securities laws), through a press release or other form of general disclosure, of the intention of Power Technology to conclude a transaction (the "TRANSACTION") whereby 50% of the assets of Luxco and/or the Borrower will be transferred to or otherwise disposed of in favour of Power Technology or an Affiliate thereof;

          (ii) the delivery by Power Technology of a prior written notice specifying the closing date of the proposed transaction (the "TRANSACTION DATE") and requesting a release of Power Technology's Guarantee on such date, the notice period to be at least 30 days from the date of the announcement referred to in clause (i);

          (iii) the delivery by the Borrower, concurrently with the notice specified in clause (ii), of a notice of reduction pursuant to
               Section 6.5 whereby the amount of the Facility will be reduced by 50% on the transaction date;

          (iv) the making of all prepayments as may be necessary in order that the outstanding Borrowings (expressed in Dollars) on the transaction date be not in excess of the lesser of (i) the amount of the Facility, after giving effect to the reductions, and (ii) the Borrowing Base as at the transaction date, calculated without having regard to Power Technology's Guarantee;

          (v) no Event of Default has occurred or is continuing on the transaction date; and

          (vi) the Agent has been provided with satisfactory evidence of compliance with the requirements of clauses (i) through (v);

     (b) If all of the conditions set out in Section 9.8(a) are fulfilled, the Agent and the Lenders will release Power Technology from its Guarantee and release from the Security the assets to be disposed of pursuant to the transaction which may then be subject to the Security, such releases to become effective at 11:59 p.m. on the transaction date. If, however, the transaction is not consummated on the transaction date specified in the notice referred to in clause (ii) of Section 9.8(a) (or on such other date as may be agreed to in writing with the Agent) or if any of said conditions is not fulfilled, then the Guarantee of Power Technology will remain in full force and effect and the assets referred to above will not be released from the Security.

                       10 - REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants that:

10.1 CORPORATE EXISTENCE AND CAPACITY

     Each of the Borrower and Luxco

     (a) is a Person duly constituted and organized, validly existing and in good standing under the laws of the jurisdiction of its constitution;

     (b) has all requisite corporate or other power necessary to own its assets and carry on its business as now being or as proposed to be conducted; and

     (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could have a Material Adverse Effect.

10.2 AUTHORIZATION AND VALIDITY

     Each of the Borrower and Luxco has all necessary power, authority and legal right to execute, deliver and perform its obligations under the Credit Documents to which it is a party, has duly authorized by all necessary action the execution, delivery and performance of its obligations under such Credit Documents and has duly and validly executed and delivered the Credit Documents to which it is a party. The obligations of each of the Borrower and Luxco under the Credit Documents to which it is a party constitute legal, valid and binding obligations, enforceable against such Person in accordance with their terms.

10.3 NO BREACH

     The execution and delivery of the Credit Documents and the performance by each of the Borrower and Luxco of their respective obligations thereunder will not conflict with, result in a breach of or require any consent under, the constitutive documents or by-laws of any of them, or any applicable law or regulation in any material respect, or any order or decision of any court or governmental authority or agency, or any agreement to which any of them is a party or by which it or any of its property is bound.

10.4 APPROVALS

     Except for filings or registrations required to perfect the Security, no authorization, approval or consent of, nor any filing or registration with, any governmental or regulatory authority or agency, is necessary for the execution, delivery or performance by each of the Borrower and Luxco of the Credit Documents to which it is a party or to ensure the legality, validity or enforceability thereof.

10.5 COMPLIANCE WITH LAWS AND PERMITS

     Each of the Borrower and Luxco is in compliance in all material respects with all laws and regulations applicable to it and its business and assets. Each of the Borrower and Luxco holds all material permits, licenses, approvals, consents and other authorizations required under all such laws and regulations to own its assets and to carry on its business as now being or as proposed to be conducted.

10.6 LITIGATION

     There are no legal or arbitration proceedings, or any proceedings by or before any governmental or regulatory authority or agency, or, to the best of its knowledge any claim or investigation by any such authority or agency now pending or, to the best of its knowledge, threatened against any of the Borrower or the Guarantors or any of their properties or rights which, when considered individually or together with other such proceedings, claims, investigations or disputes, could have a Material Adverse Effect if adversely determined.

10.7 NO DEFAULT

     No Default has occurred and is continuing.

10.8 TAXES

     Each of the Borrower and Luxco has filed all income tax returns and all other material tax returns and paid all taxes material in their amount that are required to be filed or paid by it. The charges, accruals and reserves on the books of the Borrower and Luxco in respect of taxes and other governmental charges are adequate.

10.9 RESTRICTION ON PAYMENTS

     Luxco is not subject to any law, regulation, agreement or legal impediment (other than laws of general application) that prohibits, restricts or imposes any condition upon the ability of Luxco to pay Distributions.

10.10 CORPORATE STRUCTURE

     The Corporate Structure Chart reproduced on Schedule "A" contains a complete and correct list of all of the shareholders of the Borrower, Power Technology and Luxco and indicates (i) the jurisdiction of formation of the Borrower, Power Technology and Luxco (ii) the nature of the ownership interests held by each of the Borrower and Luxco as at the date hereof in Neurochem and the percentage of ownership represented by such ownership interests, (iii) the jurisdiction of the registered and chief executive offices of the Borrower and Luxco and (iv) any prior name (including any pre-amalgamation corporate name) of the Borrower and Luxco.

10.11 FINANCIAL STATEMENTS AND FISCAL YEAR

     The last financial statements of each of the Borrower and Luxco are complete and correct and fairly present their respective financial condition and results of operation as at their stated date, all in accordance with GAAP. Except as reflected or disclosed in such financial statements, none of the Borrower and Luxco has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that have not been disclosed in writing to the Agent. The fiscal year of each of the Borrower and Luxco ends on December 31 of each year.

10.12 NO MATERIAL CHANGE

     There has been no Material Adverse Change since December 31, 2004.

10.13 TRUE AND COMPLETE DISCLOSURE

     The information, reports, financial statements and documents furnished or to be furnished by or on behalf of the Borrower and Luxco to the Agent or any Lender in connection with the negotiation, preparation, execution, delivery or performance of the Credit Documents, when taken as a whole, do not and will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                           11 - AFFIRMATIVE COVENANTS

11.1 GENERAL COVENANTS

     The Borrower will, and will cause Luxco to:

     (a) Legal Existence - preserve and maintain its legal existence and all of its material rights, privileges and licenses;

     (b) Legal Compliance - comply in all material respects with the requirements of all laws and regulations applicable to it and its business and assets and with all orders of governmental or regulatory authorities;

     (c) Payment of Taxes - pay and discharge all material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property or assets prior to the date on which penalties or interest attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

     (d) Maintenance of Property - maintain all of its material properties and assets used or useful in its business in good working order and condition, ordinary wear and tear excepted;

     (e) Material Agreements - perform its obligations under and preserve and maintain in force all agreements to which it is a party that are material to its operations and business;

     (f) Insurance - insure and keep insured its material property, assets and business, and will maintain civil liability insurance for such coverage as a prudent administrator would obtain in the case of similar property, assets and businesses;

     (g) Records - keep adequate records and books of account, in which complete entries will be made in accordance with GAAP; and

     (h) Access - permit representatives of the Agent, upon reasonable prior notice and during normal business hours, to examine, copy and make extracts from its books and records and to discuss its business and affairs with its officers and directors.

11.2 OWNERSHIP OF LUXCO

     The Borrower will own at all times all of the outstanding shares or other ownership interests of Luxco.

11.3 USE OF PROCEEDS

     The Borrower will use the Facility only for the purposes permitted under this Agreement. The Borrower will not use the Facility to finance any private or public tender offer for the shares or other securities of a Person whose governing body has not approved such offer ("hostile take-over").

11.4 FURTHER ASSURANCES

     The Borrower will cooperate with the Agent and the Lenders and execute such further instruments and documents as the Agent may reasonably request to carry out to its satisfaction the transactions contemplated by the Credit Documents.

11.5 REPRESENTATIONS AND WARRANTIES

     The Borrower will ensure that all representations made in this Agreement are true and correct at all times, except for representations made as of a date expressly stated therein.

                            12 - NEGATIVE COVENANTS

     The Borrower covenants and agrees that:

12.1 NEGATIVE PLEDGE

     None of the Borrower or Luxco will create, incur, assume or suffer to exist any Lien on any of their property that is subject to the Security and on any Neurochem Shares owned by them, except for the Security and Permitted Liens.

12.2 INDEBTEDNESS

     None of the Borrower or Luxco will create, incur, assume or permit to exist any Funded Debt other than indebtedness to the Lenders, provided that (i) the issuance of preferred shares by the Borrower to Power Technology or a Person Controlled by Mr. Francesco Bellini or by Luxco to the Borrower, (ii) the declaration of dividends on such shares, or (iii) guarantee fees payable by the Borrower to Luxco not exceeding $20,000 in any fiscal year will not be considered Funded Debt.

12.3 LIMITATIONS ON FUNDAMENTAL CHANGES

     None of the Borrower and Luxco will:

     (a) enter into any transaction of merger or amalgamation, or liquidate, wind up or dissolve itself, except that the Borrower may merge or amalgamate with any of its wholly-owned Subsidiary provided that the following conditions are fulfilled:

          (i)  no Default occurs as a result of the merger or amalgamation;

          (ii) the surviving or amalgamated entity executes and delivers to the Agent all such documents as may be necessary or advisable to confirm that such entity is bound as successor of the Borrower by all Credit Documents to which the Borrower was party;

          (iii) the Agent has been provided prior to or concurrently with the merger or amalgamation with satisfactory evidence of compliance with the requirements of clauses (i) and (ii) including such financial information, certificates, documents and legal or other professional opinions as the Agent may reasonably request;

     (b) carry on any business directly or indirectly, other than investment and portfolio management activities and activities ancillary or reasonably related thereto.

12.4 DISTRIBUTIONS

     The Borrower will not make any Distribution if there is a Default or if such Distribution could result in a Default.

                          13 - REPORTING REQUIREMENTS

13.1 ANNUAL REPORTING

     The Borrower will deliver to the Agent, for distribution to the Lenders, as soon as possible and, in any event, within 120 days after the end of each fiscal year of the Borrower:

     (a) the audited annual financial statements of the Borrower, on a consolidated basis, without any material qualification;

     (b) the annual financial statements (audited, to the extent available), of Luxco and the audited annual financial statements of Power Technology, on a consolidated basis in the case of Power Technology;

     (c) the annual financial statements of each entity Controlled by the Borrower (audited, to the extent available)to the extent that such entity is an issuer of Qualifying Securities included in the Borrowing Base at the time of delivery of the statements referred to in Section
          13.1 (a); and

     (d)  the unaudited balance sheet of Mr. Francesco Bellini;

and, by no later than 90 days after the beginning of each fiscal year, the annual operating and investment budget of the Borrower for such fiscal year, including an income statement, a balance sheet, a statement of cash flow and the relevant assumptions.

13.2 QUARTERLY REPORTS

     The Borrower will deliver to the Agent, for distribution to the Lenders, as soon as possible and, in any event within 45 days after the end of each fiscal quarter:

     (a) the unaudited financial statements of the Borrower for the relevant fiscal quarter, on a consolidated basis;

     (b) a letter from Mr. Francesco Bellini and Power Technology confirming his (its) financial ability to meet his (its) obligations under his
          (its) Guarantee and that he (it) will manage his (its) business with a view to maintaining such financial ability; and

     (c) a compliance certificate relating to the covenants herein in the form of Schedule "C".

13.3 BORROWING BASE REPORT

     Within 5 Business Days after the end of each month, the Borrower will deliver to the Agent, for distribution to the Lenders, a Borrowing Base Report in the form of Schedule "D".

13.4 REPORTING FROM TIME TO TIME

     The Borrower will promptly notify the Agent of any Default. The Borrower will also furnish the Agent all information, documents and records and allow any enquiry, study, audit or inspection that the Agent may reasonably request in connection with the business, financial condition, property, assets or prospects of the Borrower, or to verify compliance with the obligations of the Borrower under any Credit Document.

                      14 - EVENTS OF DEFAULT AND REMEDIES

14.1 EVENTS OF DEFAULT

     The occurrence of one or more of the following events constitutes an event of default ("EVENT OF Default") under the Credit Documents:

     (a) the Borrower defaults in the payment when due of any amount owing under the Facility in respect of principal, interest or acceptance fee, or defaults for more than three Business Days in the payment of any other amount owing under a Credit Document with the Lenders;

     (b) anyone or more than one of the Borrower and the Guarantors is or are in default in respect of any obligation or obligations exceeding in the aggregate $1,000,000 and, in each case, such default continues after the applicable notice or grace period, if any, provided that a claim that a default exists under any such obligation will not be considered an Event of Default as long as such claim is diligently contested in good faith;

     (c) any representation, warranty or certification made or deemed made by the Borrower or any Guarantor in any Credit Document proves to be false or misleading as of the time made in any material respect;

     (d)  any of the provisions of Article 9 is not complied with;

     (e)  any of the covenants contained in Article 12 is not complied with;

     (f) any of the Borrower or the Guarantors becomes unable to pay its debts generally as such debts become due or is adjudicated bankrupt or insolvent or ceases to carry on its business;

     (g) any of the Borrower or the Guarantors (i) applies for or consents to or is the subject of an order for the appointment of a receiver, interim receiver, trustee (or any Person performing similar functions) in respect of itself or of all or a substantial part of its assets,
          (ii) makes a general assignment for the benefit of its creditors,
          (iii) takes advantage of any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or (iv) takes any action for the purpose of effecting any of the foregoing;

     (h) a proceeding is commenced or any similar action is taken against any of the Borrower or the Guarantors seeking (i) its bankruptcy, reorganization, liquidation, dissolution, arrangement or winding-up, or similar relief, (ii) the appointment of a receiver, interim receiver, trustee (or any Person performing similar functions) in respect of itself or of all or any substantial part of its assets, or
          (iii) the seizure or the attachment of, or the enforcement of remedies on, any significant part of its assets and, in each case, such proceeding (or similar action) is not dismissed or withdrawn after a period of 60 days, provided that such grace period will apply only if such proceeding (or action) is diligently contested in good faith and does not disrupt the business or normal operations of the Person concerned;

     (i) any of the Borrower or the Guarantors defaults in the performance of any of its other obligations under a Credit Document and, if such default is capable of being remedied, same continues unremedied for a period of 30 days after notice by the Agent to the Borrower;

     (j) the Control of the Borrower is acquired by any Person (or by a group of Persons acting in concert) except for an acquisition of Control by FMRC Family Trust in circumstances where the Facility is reduced further to the fulfillment of the conditions set out in Section 9.8;

     (k) Mr. Francesco Bellini is not a director of the Borrower at the time the Control of the Borrower is acquired by FMRC Family Trust as contemplated in Section 14.1(j) or thereafter ceases to be a director of the Borrower;

     (l)  a Material Adverse Change.

14.2 REMEDIES

     If an Event of Default occurs and is continuing, the Agent may, on giving a notice to the Borrower take any one or more of the following actions:

     (a)  terminate the right of the Borrower to use the Facility;

     (b) declare all indebtedness of the Borrower under the Credit Documents to be immediately payable and demand immediate payment of the whole or part thereof; and

     (c) exercise any or all of the rights and remedies of the Agent and the Lenders including their rights and remedies under any Credit Document;

provided that the right of the Borrower to use the Facility will automatically terminate and all indebtedness of the Borrower under the Credit Documents will automatically become due and payable without any notice upon the occurrence of any Event of Default specified in Section 14.1(f) or Section 14.1(g).

                          15 - EQUALITY AMONG LENDERS

15.1 DISTRIBUTION AMONG LENDERS

     Any payment received by the Agent on account of the Facility, including any amount received through the exercise of any right of set-off or the enforcement of any Security, must be distributed among the Lenders proportionately to the amount of the indebtedness due to them hereunder and which is then payable.

15.2 OTHER SECURITY

     No Lender may take any Lien or Guarantee in connection with the Facility except in accordance with Article 9.

15.3 DIRECT PAYMENT TO A LENDER

     If a Lender receives, otherwise than through the Agent, a payment on account of the Facility (including any payment received through the exercise of any right of set-off), such Lender will remit the payment to the Agent, for distribution among all Lenders.

15.4 ADJUSTMENTS

     If, at any time, the amount of Borrowings due to a Lender under the Facility compared to the aggregate amount of all Borrowings under the Facility is not proportional to such Lender's Commitment, expressed as a percentage, the Agent may (and will, after termination of the Facility) make from time to time such adjustments as may be necessary in order that the Borrowings under the Facility are in the proportions of the Commitments and the Lenders will make all such payments as the Agent may direct to give full effect to such adjustments. The Borrower will be bound by such adjustments. For greater certainty, no such adjustment shall increase the liability of the Borrower to an amount greater than the aggregate of the Borrowings outstanding under the Facility immediately prior to such adjustment.

                         16 - THE AGENT AND THE LENDERS

16.1 APPOINTMENT OF THE AGENT

     Each Lender irrevocably appoints the Agent to exercise on its behalf the rights and powers delegated to the Agent hereunder and authorizes the Agent to take any action necessary for the performance of its duties. Whenever acting in such capacity, the Agent represents and binds all Lenders. The Borrower and the Guarantors will be entitled to rely on any action taken by the Agent in the exercise of its powers hereunder without any need to enquire whether any necessary approval by the Lenders has been obtained.

16.2 RESTRICTIONS ON THE POWERS OF THE LENDERS

     No Lender may exercise individually the rights and powers delegated to the Agent, including the enforcement of remedies after the occurrence of an Event of Default.

16.3 SECURITY DOCUMENTS

     The Agent is authorized to hold any Security on behalf of the Lenders and to execute in their name any Security Document. For greater certainty, the Agent is authorized to act as representative (fonde de pouvoir) of the Lenders (notwithstanding that the Agent is also a Lender) for the purposes of any hypothec granted by the Borrower pursuant to article 2692 of the Civil Code of Quebec to secure debentures or similar instruments issued for the benefit of the Lenders pursuant to the Security.

16.4 ACTION BY AGENT

     The duties of the Agent are limited to those specifically conferred upon it in the Credit Documents. Except as otherwise provided, the Agent is not required to exercise any discretion or to take any action under the Credit Documents, unless the Agent has been so required by the Majority Lenders (or by all Lenders where the consent of all Lenders is required). In no event, will the Agent be required to exercise any right or power, if in its judgment, doing so would contravene any Credit Document or applicable law or where the Agent determines that the indemnity provided in Section 16.6 may not be available or adequate.

16.5 ENFORCEMENT MEASURES

     Any legal proceedings and enforcement measures on behalf of the Lenders will be taken by the Agent; at the Agent's request, all Lenders must join the Agent in such proceedings or enforcement measures.

16.6 INDEMNIFICATION

     Each Lender will indemnify the Agent (and its directors, officers, employees and agents), proportionately to its respective Commitment, from and against all losses suffered or liabilities or expenses incurred by the Agent of any kind or nature when exercising its rights and powers, save any losses, liabilities or expenses resulting from the willful malfeasance of the Agent (or its directors, officers, employees or agents).

16.7 RELIANCE ON REPORTS

     The Agent will be entitled to make any determination of the Borrowing Base based on the most recent reports or certificates furnished by the Borrower in relation to such matters.

16.8 LIABILITY OF THE AGENT

     The Agent will only be liable to the Lenders for willful misconduct or gross negligence, and will have no liability as a consequence of a failure of any Person to fulfil its obligations or any action authorized by the Majority Lenders (or by all Lenders where the consent of all Lenders is required). The Agent will be entitled to assume that there exists no Default, unless the Agent has been notified in writing of the existence of a Default.

16.9 LIABILITY OF LENDERS

     Each Lender acknowledges that it has been and will continue to be solely responsible for making its own independent appraisal and investigation of the financial condition of the Borrower and any Guarantor, and for the assessment of the risks arising from the Facility. No Lender may rely on the Agent in this regard nor will the Agent be responsible for ensuring the validity or enforceability of any Credit Document.

16.10 RIGHTS OF THE AGENT AS LENDER

     In its capacity as Lender, the Agent has the same rights as the other Lenders and may exercise such rights independently of its role as Agent; unless the context otherwise requires, the expression "Lender" also refers to the Lender which is the Agent.

16.11    SHARING OF INFORMATION

16.11.1 The Lenders may share with each other any information held by them regarding the financial condition, business or property of the Borrower or the Guarantor or relating to matters contemplated by the Credit Documents. Subject to the Borrower's consent (which will not be unreasonably withheld), the Lenders may provide such information on a confidential and need-to-know basis to any financial institution which is a prospective assignee of Commitments or a participant in the Facility.

16.11.2 The Agent may disclose to any agency or organization that assigns standard identification numbers to credit facilities such basic information describing the Facility as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to make available to the public only such information as such person normally makes available in the course of its business of assigning identification numbers. In addition, the Agent may provide to Loan Pricing Corporation or other recognized publishers of information for circulation in the loan market information of the type customarily provided by financial institutions to Loan Pricing Corporation. Any such disclosure by the Agent will be made after prior consultation with the Borrower.

16.12 COMPETITION

     Subject to the other provisions of this Agreement, the Agent and each of the Lenders may enter into other transactions with the Borrower and they are not required to notify each other of such transactions.

16.13 SUCCESSOR AGENT

     The Agent may resign by giving 30-day notice thereof to the Borrower and to the Lenders. The Agent may also be replaced by the Majority Lenders but only if the Agent is materially in breach of its obligations and has failed to remedy such breach after reasonable notice. The resignation or replacement of the Agent will be effective 30 days after the appointment by the Majority Lenders of a successor Agent from among the Lenders. Promptly after being so appointed, any successor Agent must give notice thereof to the Borrower and the Lenders. From the effective date of its appointment, any successor Agent will be vested with all the rights, powers and duties of the Agent under the Credit Documents.

                     17 - DECISIONS, WAIVERS AND AMENDMENTS

17.1 AMENDMENTS AND WAIVERS BY THE MAJORITY LENDERS

     Subject to the other provisions of this Article 17, the provisions of the Credit Documents may be amended or waived, and consents thereunder may be given, only by an instrument signed by the Agent, with the approval of the Majority Lenders, and in the case of an amendment, also signed by the Borrower.

17.2 AMENDMENTS AND WAIVERS BY UNANIMOUS APPROVAL

     Except as otherwise expressly provided in this Agreement, an amendment, waiver or consent that relates to any of the following matters must be made or given by an instrument signed by the Agent, with the approval of all Lenders, and in the case of an amendment, also signed by the Borrower:

     (a)  the extension of the maturity date of the Facility;

     (b) any increase in the amount of the Facility or in the Commitment of any Lender;

     (c) any postponement of the due date, any subordination or any reduction of any amount payable hereunder;

     (d)  the reduction of any interest rate or fee;

     (e) the release or subordination of any portion of the Security to the extent not otherwise permitted by this Agreement; and

     (f) the provisions of Section 8.1, any Event of Default provided in Sections 14.1(a), 14.1(f) and 14.1(g), the provisions of Articles 15, 16 and 17, the provisions of Section 18.9 and the definition of the "Majority Lenders".

                               18 - MISCELLANEOUS

18.1 BOOKS AND ACCOUNTS

     The Agent will keep books and accounts evidencing the transactions made pursuant to this Agreement. Absent manifest error, such books and accounts will be deemed to represent accurately such transactions and the indebtedness of the Borrower.

18.2 DETERMINATION

     In the absence of manifest error, any determination made by the Agent of the amounts payable hereunder will be conclusive and binding upon the Lenders and the Borrower.

18.3 PROHIBITION ON ASSIGNMENT BY BORROWER

     The Borrower may not assign its rights under this Agreement.

18.4 ASSIGNMENTS AND PARTICIPATIONS

     (a) A Lender (the "Assignor") may assign, in whole or in part, its Commitment (including outstanding Borrowings owing to it) to any Person who makes, purchases or otherwise invests in commercial loans in the ordinary course of its business (the "Assignee"). The assignment must be made in an instrument in substantially in the form of Schedule "E". The Assignor must pay to the Agent, for its own account, an assignment fee of $3,500. When the assignment becomes effective, the Assignee will become a Lender and will benefit from the rights and be liable for the obligations of the Assignor, proportionately to the assigned Commitment, and, to the same extent, the Assignor will be released from its obligations.

     (b) No partial assignment of a Commitment may be made if the residual amount of the total Commitment of the Assignor or the total Commitment of the Assignee is less than $5,000,000.

     (c) Concurrently with any assignment in favour of an Assignee who is not, at the time of the assignment, party to this Agreement, each Credit Party who has provided

          Security must acknowledge that the Assignee is entitled to the benefit of the Security.

     (d) Each assignment or grant of a participation by a Lender is subject to the prior consent of the Agent and, if made at a time when no Event of Default has occurred and is continuing, to the prior consent of the Borrower (which consents will not be unreasonably withheld). However, no such consent of the Borrower will be required if the Assignee or participant is already a Lender.

     (e) Sections 18.4(a) to 18.4(c) do not apply to a participation that a Lender may grant to another financial institution provided that no such participation will release any Lender from its obligations under the Credit Documents.

     (f) Notwithstanding the other provisions of this Section 18.4, no assignment or participation may be made to a Person who is not a Canadian Qualified Person.

18.5 NOTES

     At the request of a Lender, the Borrower will execute in favour of such Lender a note evidencing its indebtedness to such Lender under this Agreement.

18.6 COSTS AND EXPENSES

     The Borrower must pay on demand the amount of all reasonable costs and expenses (including legal and other professional and consultant fees) incurred by the Agent in connection with the implementation of the Facility and the preparation, negotiation, execution, syndication and administration of the Credit Documents, as well as the reasonable costs and expenses incurred by the Agent or the Lenders in connection with the enforcement of, or the preservation of any rights under, any Credit Document.

18.7 NO WAIVER

     The omission by the Agent or any Lender to exercise any of its rights will not be deemed to be a waiver of the exercise of any such right subsequently. The omission by the Agent or any Lender to notify any Person of the occurrence of a Default will not be deemed to be a waiver of the right of the Agent or of such Lender to avail itself of such Default.

18.8 IRREVOCABILITY OF NOTICES OF BORROWINGS

     The Borrower may not cancel a notice of Borrowing, conversion, renewal, reduction or prepayment. The Borrower must indemnify the Lenders in respect of any loss resulting from its failure to act in accordance with such notice.

18.9 INDEMNIFICATION

     (a) If any law, regulation, administrative decision or guideline or decision of a Court which is binding upon any Lender (i) increases the cost of the Facility for any Lender or (ii) reduces the income receivable by any Lender from the Facility (including, without limitation, by reason of the imposition of reserves, taxes or requirements as to the capital adequacy of such Lender but in no event by reason of taxes on the overall net income of a Lender), such Lender may send to the Borrower a statement indicating the amount of such additional cost or reduction of income; in the absence of manifest error, this statement shall be conclusive evidence of the amount of such additional cost or reduction of income and the Borrower must pay forthwith said amount to such Lender.

     (b) The Borrower must pay on demand the amount of any breakage cost and other loss suffered by a Lender as a result of the conversion or repayment of a Borrowing before the maturity date of its period, irrespective of the cause of such conversion or repayment (including a repayment resulting from a demand for payment after the occurrence of an Event of Default). In the absence of manifest error, a statement prepared by the affected Lender indicating the amount of such cost or other loss and the method by which same was calculated will be binding and conclusive.

     (c) The Borrower must indemnify the Agent, the Lenders, their Affiliates and their respective officers, directors, employees and agents (each, an "indemnitee") and hold them harmless from and against all losses, liabilities, claims, damages or expenses (including costs to defend any claim) suffered or incurred by or made against any of them in any manner whatsoever arising from or related to the Credit Documents or the transactions contemplated thereby (including as a result of any Default). The foregoing will not however apply as to any indemnitee to losses, liabilities, claims, damages or expenses resulting from the gross negligence or wilful misconduct of an indemnitee.

18.10 COMMUNICATIONS

     The Agent is entitled to rely in its dealings with the Borrower upon any instruction or notice which the Agent believes in good faith to have been given by a Person authorized to give such instruction or notice or to make the applicable transaction.

18.11 COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument. A party may execute this Agreement by signing any counterpart.

                                  19 - NOTICES

19.1 SENDING OF NOTICES

     Unless otherwise provided, any notice to be given to a party in connection with this Agreement will be given in writing and will be given by personal delivery, by a reputable delivery service, by telecopier or (except for any notice pursuant to Article 14) by electronic mail, addressed to the recipient at its address specified in Schedule "E" hereof or at such other address as may be notified by such party to the others pursuant to this Article.

19.2 RECEIPT OF NOTICES

     Any notice given by personal delivery or by a delivery service will be conclusively deemed to have been given at the time of such delivery and, if given by telecopier or by electronic mail, on the day of transmittal if before 3:00 p.m. on a Business Day, or on the following Business Day if such transmission occurs on a day which is not a Business Day or after 3:00 p.m. on a Business Day. If the telecopy or electronic transmission system suffers any interruptions by way of a strike, slow-down, a force majeure, or any other cause, a party giving a notice must do so using another means of communication not affected by the disruption.

             [THE SIGNATURES OF THE PARTIES APPEAR ON THE NEXT PAGE]

     IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date and year first above written.

                                        PICCHIO PHARMA INC.


                                        Per: /s/ Peter Kruyt
                                             -----------------------------------


                                        NATIONAL BANK OF CANADA, as Agent


                                        Per: /s/ Dominic Albanese
                                             -----------------------------------


                                        Per: /s/ Linda Tarakdjian
                                             -----------------------------------

                                        (THE NAME AND SIGNATURES OF THE LENDER
                                         ARE ON THE NEXT PAGE)

               SIGNATURE PAGE FOR THE LENDER UNDER THE $50,000,000
                 CREDIT AGREEMENT DATED JANUARY 26, 2006 BETWEEN
       PICCHIO PHARMA INC., AS BORROWER, NATIONAL BANK OF CANADA, AS AGENT
                           AND THE LENDER LISTED BELOW

        LENDERS                      COMMITMENT AMOUNTS              PERCENTAGE*
-----------------------   ----------------------------------------   -----------
NATIONAL BANK OF CANADA                  $50,000,000                     100%

per: /s/ Martine Coulombe

per: /s/ Linda Tarakdjian

                                 SCHEDULE "A"

                            CORPORATE STRUCTURE CHART

                                  SCHEDULE "B"

                               NOTICE OF BORROWING
                             [CONVERSION OR RENEWAL]

                                                                          [DATE]

[NAME AND ADDRESS OF AGENT]

               RE: CREDIT AGREEMENT DATED AS OF JANUARY 26, 2006

Sirs:

     Reference is made to the above-mentioned Credit Agreement entered into between the undersigned and the Lenders mentioned therein.

     We confirm our request for a Borrowing [or for a conversion or renewal] to be made on [date], the details of which are as follows:

     - Form of Borrowing: [Prime Rate, Acceptances, US Base Rate Loan or Libor Loan];

     -    Amount:

     -    Date of Borrowing: [or of conversion or renewal]

     -    Period [where applicable]:

     On the date hereof, we certify that the representations and warranties set forth in the Credit Agreement are still true and correct in all material respects and that no Default has occurred and is continuing.

                                        PICCHIO PHARMA INC.

                                        Per:
                                             -----------------------------------

Note: This form (adapted accordingly) may also be used for a notice of repayment.

                                  SCHEDULE "C"

                             COMPLIANCE CERTIFICATE

                                                                          [DATE]

[NAME AND ADDRESS OF AGENT]

               RE: CREDIT AGREEMENT DATED AS OF JANUARY 26, 2006

     Reference is made to the above-mentioned Credit Agreement entered into between, Picchio Pharma Inc. (the "Borrower") and the Lenders mentioned therein. I am [THE PRESIDENT] [A VICE-PRESIDENT] of the Borrower and I hereby certify in such capacity that, to the best of my knowledge, but after reasonable enquiry, the representations and warranties set forth in the Credit Agreement are still true and correct in all material respects and that no Default has occurred and is continuing.

                                        ----------------------------------------
                                        Name:

                                  SCHEDULE "D"

                              BORROWING BASE REPORT

                                                                          [DATE]

[NAME AND ADDRESS OF AGENT]

               RE: CREDIT AGREEMENT DATED AS OF JANUARY 26, 2006

     Reference is made to the above-mentioned Credit Agreement entered into between Picchio Pharma Inc. (the "Borrower") and the Lenders mentioned therein. I am the President of the Borrower and I hereby certify in such capacity that:

1. As at [DATE], the Borrowing Base (expressed in Dollars) amounted to $___________ in the aggregate and the details of the calculation of such amount are set forth in the annex attached hereto.

2. The calculation of the Market Value of the Qualifying Securities included in the Borrowing Base has been made in accordance with the requirements of the Credit Agreement.

                                        ----------------------------------------
                                        Name:

                                  SCHEDULE "E"

                   FORM OR ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT entered as of this ______ day of ____________, - between ___________________________________ (the "ASSIGNOR") and
___________________________________ (the "ASSIGNEE").

     WHEREAS a credit agreement has been entered into as of January 26, 2006 among Picchio Pharma Inc., as Borrower, National Bank of Canada, as Agent, and the Lenders thereto party (as amended and supplemented from time to time, the "CREDIT AGREEMENT");

     WHEREAS the Assignor is a Lender under the Credit Agreement;

     WHEREAS, as provided in the Credit Agreement, the Assignor has a Commitment in respect of the Facility in a total Dollar amount of $________________;

     WHEREAS a Lender may assign, in whole or in part, its Commitment with respect to the Facility as provided in Section 18.4 of the Credit Agreement;

     WHEREAS the Assignor proposes to assign to the Assignee all of its rights under the Credit Agreement in respect of a portion of the Assignor's Commitment, such assigned portion to be in the aggregate amount of $_____________ (the "ASSIGNED AMOUNT"), together with a corresponding portion of the Borrowings owed to the Assignor, and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor;

NOW, THEREFORE, the parties hereto agree as follows:

1.   DEFINITIONS

     Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

2.   ASSIGNMENT

     The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor (the "ASSIGNED RIGHTS") under the Credit Agreement to the extent of the Assigned Amount.

3.   ASSUMPTION

     The Assignee hereby accepts such assignment and assumes all of the obligations of the Assignor (the "ASSIGNED OBLIGATIONS") as Lender under the Credit Agreement to the extent of the Assigned Amount, including, for greater certainty, the corresponding portion of the amount of the Facility made available to the Borrower by the Assignor and still in effect on the Effective Date (as hereinafter defined).

4.   EFFECTIVE DATE

     This Agreement will come into effect on _________________ (the "EFFECTIVE DATE").

5.   RIGHTS AND OBLIGATIONS OF THE PARTIES

     Upon the execution and delivery of this Agreement by the Assignor and the Assignee, and the consent hereto by the Borrower (if required under the Credit Agreement) and the Agent:

     i) the Assignee will, as of the Effective Date, have the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with Commitment in respect of the Facility in a total amount equal to the Assigned Amount;

     ii) the Commitment of the Assignor in respect of the Facility will, as of the Effective Date, be reduced by like amounts and the Assignor will be released from its obligations under the Credit Agreement to the extent of the Assigned Obligations; and

     iii) the Assignee will, as of the Effective Date, be bound by and entitled to the full benefit of the Credit Agreement and of the other Credit Documents (including the Security Documents), to the extent of the Assigned Rights and Assigned Obligations respectively, as if it were an original party thereto.

6.   PAYMENTS

     From the Effective Date, the Agent will make all payments in respect of the Assigned Rights to the Assignee, whether such amounts have accrued prior to or after the Effective Date. The Assignor and the Assignee will make directly between themselves their own arrangements relating to the payment by the Assignee to the Assignor of the price of assignment or to the payment of adjustments (if any) on account of interest and fees accrued prior to or after the Effective Date.

7.   NON-RELIANCE ON ASSIGNOR

     The Assignor makes no representation in connection with, and will have no responsibility with respect to the solvency or financial condition of the Borrower or any other Person party to the Credit Documents, or the validity and enforceability of the obligations of any such Person. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the financial condition of the Borrower or other Person.

8.   REPRESENTATIONS

     The Assignee represents and warrants to the Borrower that the Assignee is a Canadian Qualified Person. The Assignee and the Assignor represent and warrant to one another, and also to the Borrower, the Agent and the other Lenders that they have the capacity, right and power to execute this Agreement and to perform the obligations resulting therefrom, [that they are Affiliates] and that they have taken all necessary action to authorize the execution of this Agreement. The Assignor represents and warrants to the Assignee that the Assignor has not granted any Lien on and has not assigned the Assigned Rights to any other Person.

9.   WARRANTY

     Subject to Section 8, this assignment is made without any warranty, express or implied, from the Assignor.

10.  EXISTING LENDER

     The rights and obligations of the Assignee resulting form this Agreement are in addition to, and not in substitution for, the rights and obligations that the Assignee may otherwise have as Lender under the Credit Agreement.

11.  GOVERNING LAW

     This Agreement will be governed by and construed in accordance with the laws of the Province of Quebec.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in the place and on the date mentioned on the first page hereof.

[ASSIGNOR], as Lender                   [ASSIGNEE]


By:                                     By:
    ---------------------------------       ------------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------

     The Agent and the Borrower consent to this Agreement. The Borrower acknowledges and agrees that any Security granted by it in favour of the Agent and the Lenders will also benefit the Assignee.

                                        PICCHIO PHARMA INC., as Borrower


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        NATIONAL BANK OF CANADA, as Agent


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                                  SCHEDULE "F"

                          ADDRESSES FOR NOTICE PURPOSES

NATIONAL BANK OF CANADA, as Agent

For purposes of all notices of            For all other purposes:
utilization, conversion, renewals or
repayment and the delivery of the         Loan Structuring and Syndication -
financial information pursuant to         Canada 1155 Metcalfe Street, 5th Floor
Article 13:                               Montreal, Quebec H3B 4S9

Loan Administration                       Attention: Vice-President
Customer Service Center                   Fax: (514) 390-7830
5650 Iberville Street, Suite 603
Transit No. 0708-1
Montreal, Quebec H2G 2B3

Attention: Manager
Fax: (514) 271-5294
Email: syndication@fds.bnc.ca

NATIONAL BANK OF CANADA, as Lender        PICCHIO PHARMA INC.
National Accounts                         759 Square Victoria
600 de la Gauchetiere West (ground floor) Suite 224
Montreal, Quebec, H3B 4L2                 Montreal, Quebec, H2Y 2J7

Attention: Director                       Attention: President
Fax: (514) 394-4144                       Fax: (514) 286-7464